EXHIBIT 99.1

Press Release

Contact:     David Radulski                    Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3470                    (441) 294-7290

XL Group plc Announces Second Quarter 2015 Results

•	Operating net income[1] of $245.8 million, or $0.84 per share, for the quarter on a fully diluted basis

•
Net income attributable to ordinary shareholders and net income attributable to ordinary shareholders excluding the impact of the Life Retrocession Arrangements[2] of $915.0 million and $598.0 million, respectively, for the quarter. As a result of the Life Retrocession Arrangements, XL’s net income is impacted by the gains or losses on the Life Funds Withheld Assets[2], with an  equal and opposite accounting adjustment in XL’s comprehensive income such that there is no effect on XL’s book value

•	Gain of $340.4 million related to the sale of our interest in our operating affiliate ARX Holding Corp. ("ARX")

•	P&C combined ratio of 89.9% for the quarter, compared to 88.3% in the prior year quarter

•	Natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums in the quarter of $59.9 million, compared to $34.6 million in the prior year quarter

•	Annualized operating return on average ordinary shareholders' equity[3] excluding and including average unrealized gains and losses on investments was 10.0% and 8.7%, respectively, for the quarter

•
Fully diluted tangible book value per ordinary share[4]of $32.53 at June 30, 2015, a decrease of $4.26, or 11.6%, from December 31, 2014. The reduction results from the goodwill and intangible assets acquired from Catlin Group Limited ("Catlin") in exchange for cash and equity consideration

•	Share buybacks totaled 2.9 million ordinary shares for $110.0 million during the quarter

_________________________
1Defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income - Life Funds Withheld Assets (defined below), net of tax, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, net of tax, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for XL's insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, net of tax, (8) our expenses related to the Catlin acquisition, net of tax. (9) our gain on the sale of our interest in our operating affiliate, ARX, and (10) our loss on sale of life reinsurance subsidiary, XLLR, net of tax “Operating net income”, “annualized operating return on average ordinary shareholders' equity" and "annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments" are non-GAAP financial measures. See the schedule entitled “Reconciliation” on page 9 of this press release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “annualized operating return on average ordinary shareholders' equity" and "annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments", both of which are based on operating net income.

EXHIBIT 99.1

2On May 1, 2014, our wholly-owned subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XL Life Reinsurance (SAC) Ltd ("XLLR"), for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "Life Retrocession Arrangements"). The designated investments that support the Life Retrocession Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these Life Retrocession Arrangements are grouped within "Contribution from Life Retrocession Arrangements" in the schedule entitled "Reconciliation" on page 8 of this press release. Net income attributable to ordinary shareholders excluding the impact of the Life Retrocession Arrangements is a non-GAAP financial measure.
3Ordinary shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.
4 Book value per ordinary share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per ordinary share represents book value per ordinary share (total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issuances at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders' equity. XL believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

Dublin, Ireland – August 3, 2015 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its second quarter results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

"I’m pleased to announce the first quarterly financial results for the combined XL Catlin.  We reported 84 cents of operating earnings per share and delivered an annualized operating ROE excluding unrealized gains and losses on investments of 10.0%. We are pleased with our progress in the major areas that we view as key to unlocking the value created by XL's combination with Catlin notwithstanding continued market headwinds. First, our top line results demonstrated the strong support our clients and brokers have shown for the new XL Catlin. Second, we are on target with respect to synergies and expenses and will continue to manage those with discipline; third, we delivered on our capital management commitment through resumed share buybacks; and finally, XL Catlin’s culture continues to take on the best parts of what each of our companies brought to the transaction. We were one company for only two months of the second quarter and in that short time my belief that we can meet and exceed the expectations we set for this company has only grown. We are very excited about where we are and what lies ahead for XL Catlin."

Highlights
Three and Six Months Ended June 30
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014
Operating net income (loss)	$245,797	$279,577	$440,173	$518,226
Per ordinary share-fully diluted	$0.84	$1.02	$1.59	$1.86

Net income (loss) attributable to ordinary shareholders	$915,039	$(279,260)	$951,320	$(23,543)
Per ordinary share-fully diluted	$3.11	$(1.03)	$3.43	$(0.09)

•
Operating net income of $245.8 million for the quarter decreased compared to operating net income of $279.6 million in the prior year quarter. The current quarter includes approximately $27.8 million in integration costs as well as $59.9 million in catastrophe losses compared to $34.6 million in catastrophe losses in the prior year quarter. In addition, the prior year quarter benefited from the recognition of $28.7 million of profit associated with the commutation of a structured product transaction.

•
Net income (loss) attributable to ordinary shareholders of $915.0 million for the quarter increased compared to a loss of $279.3 million in the prior year quarter. The current year includes a $340.4 million gain on the sale of our interest in an operating affiliate as well as a $239.2 million favorable impact from the life retrocession derivative, which is offset by a decrease in accumulated comprehensive income and therefore does not impact book value. Additionally, the prior year included a $621.3 million after tax loss on the sale of our life reinsurance subsidiary.

•
Net investment income for the quarter was $223.2 million, compared to $232.8 million in the prior year quarter and $208.5 million in the first quarter of 2015. The overall year over year decline is primarily due to the Life Funds Withheld Assets,  along with the impact of lower reinvestment yields,  partially offset by the addition of two months of investment income on the legacy Catlin portfolio.

•
Net income from investment fund and investment manager operating affiliates was $39.9 million for the quarter, compared to net income of $30.8 million in the prior year quarter. The increase was driven primarily by higher earnings from our private investment fund affiliates.

•
Fully diluted tangible book value per ordinary share decreased by $5.07 from the prior quarter to $32.53, driven by the increase in goodwill and intangibles acquired from the combination with Catlin in exchange for cash and equity, our unrealized losses on investments and our payment of dividends, partially offset by net income. Excluding the impact of the Catlin transaction, fully diluted tangible book value per ordinary share increased by $0.66 or 1.7%.

•	At June 30, 2015, $157.6 million of ordinary shares remained available for purchase under our share buyback program.

P&C Operations
Three and Six Months Ended June 30
(U.S. dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014
Gross premiums written	$3,001,692	$2,111,529	$5,482,101	$4,540,168
Net premiums written	$2,100,073	$1,433,326	$3,936,816	$3,352,866
Net premiums earned	$2,063,795	$1,438,076	$3,383,289	$2,850,604

Underwriting profit (loss)	$208,779	$167,947	$355,615	$312,821

Loss ratio	55.8%	57.6%	56.8%	58.2%
Underwriting expense ratio	34.1%	30.7%	32.7%	30.8%
Combined ratio	89.9%	88.3%	89.5%	89.0%

•	P&C gross premiums written (“GPW”) in the second quarter increased 42.2% compared to the prior year quarter following the combination with Catlin.

•
The Insurance segment GPW increased 37.1% from the prior year quarter primarily due to the combination with Catlin. Excluding the impacts of the additional Catlin business and foreign exchange, the segment experienced an increase of 1.1%. Rates were under pressure in most lines, however, this was offset by new business, particularly in our Marine, Political Risk & Trade Credit and North American Construction. Renewals were reduced where premium rates did not support our target returns. Relative to the prior year quarter, the Catlin portfolio experienced similar impacts.

•
The Reinsurance segment GPW increased 58.6% from the prior year quarter, primarily due to the combination with Catlin. Excluding the impact of the acquired Catlin business, the segment experienced a decrease of 2.9% due to a competitive pricing environment with respect to property treaty business.

•	P&C net premiums earned (“NPE”) in the second quarter of $2.1 billion were comprised of $1.4 billion from the Insurance segment and $650.9 million from the Reinsurance segment.

•
The P&C loss ratio in the current quarter was 1.8 percentage points lower than in the prior year quarter. Included in the P&C loss ratio was favorable development of $108.9 million compared to $84.4 million in the prior year quarter. The P&C loss ratio variance was impacted by natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums of $59.9 million, compared to $34.6 million in the prior year quarter. Excluding prior year development and natural catastrophe losses net of reinsurance and reinstatement premiums, the second quarter P&C loss ratio was 2.8% lower than the prior year quarter, driven primarily by the Catlin combination.

•
The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 92.3%, compared to 91.8% for the prior year quarter. The Insurance segment combined ratio on this basis was 95.4% for the quarter compared to 96.0% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 85.3% for the quarter compared to 82.0% for the prior year quarter with the increase driven by higher acquisition costs resulting from purchase accounting adjustments and a change in business mix from the combination with Catlin.

•
Operating expenses in the quarter were 52.3% higher than in the prior year quarter primarily due to the impact of the combination with Catlin. Excluding deal related transaction and integration costs operating expenses were up 32.9%. However, overall run rate expenses for the quarter were less than the combined operating expenses of XL and Catlin in the prior year quarter, indicating that savings are already beginning to be achieved. The operating expense ratio decreased 0.5% to 17.6% in the quarter.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated August 3, 2015 and is available on the Investor Relations section of XL's website.

A conference call to discuss the Company’s results will be held at 10:00 a.m. Eastern Time on Tuesday, August 4, 2015. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlcatlin.com and will be archived on the website from approximately 1:00 p.m. Eastern Time on August 4, 2015, until approximately midnight Eastern Time on September 4, 2015. A telephone replay of the conference call will also be available beginning at approximately 1:00 p.m. Eastern Time on August 4, 2015, until approximately midnight Eastern Time on September 4, 2015, by dialing (203) 369-3784 or (888) 568-0892. The following password will be required: 4636.

About XL Group plc
XL Group plc (NYSE: XL), through its subsidiaries and under the "XL Catlin" brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlcatlin.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may”, "could", or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in the projected amount of ceded reinsurance recoverables and the credit ratings and credit worthiness of reinsurers; (e) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated; (f) increased competition on the basis of pricing, capacity, coverage terms or other factors such as the increased inflow of third party capital into reinsurance markets, which could harm XL’s ability to maintain or increase its business volumes or profitability; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) the impact of changes in the global financial markets, such as the effects of inflation on XL's business, including on pricing and reserving, increased government involvement or intervention in the financial services industry and changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments, future financing activities and access to such markets or general financial condition; (i) XL's ability to successfully implement its business strategy, including the integration of Catlin; (j) XL’s ability to successfully attract and raise additional third party capital for existing or new investment vehicles; (k) the potential impact on XL of government-mandated insurance coverage for acts of terrorism; (l) changes in ratings and rating agency policies or practices; (m) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (n) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (o) the availability of borrowings and letters of credit under credit facilities; (p) the ability of XL’s subsidiaries to pay dividends to XL Group plc and XLIT Ltd.; (q) the potential effect of legislative or regulatory developments in the jurisdictions in which XL operates, such as those that could impact the financial markets or increase XL’s business costs and required capital levels, including but not limited to changes in regulatory capital balances that must be maintained by our operating subsidiaries and governmental actions for the purpose of stabilizing the financial markets; (r) the effects of business disruption, economic contraction or economic sanctions due to global political and social conditions such as war, terrorism or other hostilities, or pandemics; (s) changes in regulators or laws applicable to us or our subsidiaries, brokers or customers; (t) the actual amount of new and renewal business and acceptance of XL's products and services, including new products and services and the materialization of risks related to such products and services; (u) changes in the availability, cost or quality of reinsurance; (v) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; (w) the loss of key personnel and changes in accounting standards, policies or practices or the application thereof; (x) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (y) the effects of mergers, acquisitions and divestitures, including XL's ability to modify its internal controls over financial reporting, changes to its risk appetite and its ability realize the value or benefits expected, in each case, as a result of such transactions, including the Life Retrocession Arrangements and XL's recent acquisition of Catlin; (z) changes in general economic conditions, including new or continued sovereign debt concerns in Euro-Zone countries or downgrades of US securities by credit rating agencies, which could affect XL’s financial condition, results of operations, liquidity or cash flows; (aa) developments related to bankruptcies or other financial concerns of companies insofar as they affect property and casualty insurance and reinsurance coverage or claims that XL may have as a counterparty; (bb) judicial decisions and rulings, new theories of liability or emerging claims coverage issues, legal tactics and settlement terms; and (cc) the other factors set forth in XL’s reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward looking statement, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.
XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended		Six Months Ended
Adjusted Income statement and other data (Note 1):	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014
Adjusted Revenues (Note 1):
Net premiums written	$2,118,331	$1,491,844	$3,969,580	$3,487,695

Net premiums earned	$2,082,053	$1,496,594	$3,416,053	$2,985,433

Net investment income - excluding Life Funds Withheld Assets (Note 1)	176,340	213,608	334,434	446,797
Net realized gains (losses) on investments sold - excluding Life Funds Withheld Assets (Note 1)	4,351	80,844	8,953	100,073
Net realized and unrealized (losses) gains on derivative instruments	48,509	11,599	65,030	13,409
Income (loss) from investment fund affiliates	31,377	17,683	66,706	50,986
Fee income and other	11,012	9,706	15,740	21,160
Total adjusted revenues	$2,353,642	$1,830,034	$3,906,916	$3,617,858

Adjusted Expenses (Note 1):
Net losses and loss expenses incurred - P&C operations	$1,151,195	$827,880	$1,921,022	$1,659,385
Claims and policy benefits - run-off Life operations	22,081	85,299	41,468	198,886
Acquisition costs	341,617	184,619	495,313	384,033
Operating expenses	511,127	333,010	835,485	643,434
Exchange (gains) losses	(7,996)	21,141	23,077	31,582
Interest expense	49,667	14,085	101,105	57,026
Total adjusted expenses	$2,067,691	$1,466,034	$3,417,470	$2,974,346

Income (loss) before income tax, income (loss) from operating affiliates, and Life Retrocession Arrangements (Note 1)	$285,951	$364,000	$489,446	$643,512

Net income (loss) from operating affiliates	9,462	27,738	32,130	74,023
Provision (benefit) for income tax, excluding amount related to loss on sale of life reinsurance subsidiary (Note 1)	32,959	39,446	57,177	73,767
Gain on sale of operating affiliate	340,407	—	340,407	—

Net income (loss) before Life Retrocession Arrangements (Notes 1 and 2)	602,861	352,292	804,806	643,768

Contribution from Life Retrocession Arrangements (Note 1)	317,057	(6,547)	188,783	(6,547)
Loss on sale of life reinsurance subsidiary, net of tax (Note 1)	—	621,323	—	621,323

Net income (loss)	919,918	(275,578)	993,589	15,898

Non-controlling interests	4,879	3,682	42,269	39,441

Net income (loss) attributable to ordinary shareholders	915,039	(279,260)	951,320	(23,543)

Other comprehensive income - Contribution from Life Retrocession Arrangements (Note 1)	(317,057)	6,547	(188,784)	6,547
Other comprehensive income - P&C, Corporate and Other	(311,939)	253,826	(219,500)	463,830

Comprehensive Income	$286,043	$(18,887)	$543,036	$446,834

Note 1: This presentation includes non-GAAP financial measures, as income and expense items related to the Life Retrocession Arrangements are excluded from revenues and expenses and shown above in "Contribution from Life Retrocession Arrangements". Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these Life Retrocession Arrangements are also grouped above within "Contribution from Life Retrocession Arrangements".

Note 2: "Net income (loss) before Life Retrocession Arrangements" less "Non-controlling interests" is equal to "Net income (loss) attributable to ordinary shareholders excluding Contribution from Life Retrocession Arrangements" reported on page 8.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Selected balance sheet data:
(U.S. dollars in thousands except share and per share amounts)	At	At
	June 30, 2015	December 31, 2014
	(Unaudited)	(Note 1)
Total investments available for sale	$35,648,947	$30,484,053
Cash and cash equivalents	2,976,479	2,521,814
Investments in affiliates	1,663,852	1,637,620
Unpaid losses and loss expenses recoverable	5,155,612	3,429,368
Goodwill and other intangible assets	2,205,911	447,952
Total assets	61,750,706	45,046,819

Unpaid losses and loss expenses	25,840,381	19,353,243
Deposit liabilities	1,212,206	1,245,367
Future policy benefit reserves	4,494,886	4,707,199
Funds withheld liability on Life Retrocession Arrangements, net of future policy benefit reserves recoverable	915,116	1,155,016
Unearned premiums	8,548,841	3,973,132
Notes payable and debt	2,726,455	1,662,580

Total shareholders’ equity	14,205,105	11,435,766
Ordinary shareholders' equity	12,247,298	10,033,751
Ordinary shares outstanding (Note 2)	303,932,111	255,222,835

Basic book value per ordinary share (Note 3)	$40.30	$39.31
Fully diluted book value per ordinary share (Note 3)	$39.68	$38.51
Fully diluted tangible book value per ordinary share (Note 3)	$32.53	$36.79

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Ordinary shares outstanding include all ordinary shares issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 3: Book value per ordinary share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per ordinary share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issuances at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders’ equity.

XL Group plc
RECONCILIATION
The following is a reconciliation of XL’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 3) and also includes the calculation of annualized return on average ordinary shareholders’ equity and annualized return on average ordinary shareholders’ equity excluding average unrealized gains and losses on investments, in each case based on operating net income (loss) for the three and six months ended June 30, 2015 and 2014.

(U.S. dollars in thousands except share and per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014
		(Note 1)		(Note 1)
Net income (loss) attributable to ordinary shareholders	$915,039	$(279,260)	$951,320	$(23,543)
Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	(239,174)	17,546	(9,807)	17,546
Net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets	(45,616)	8,147	(93,905)	8,147
Net investment income - Life Funds Withheld Assets, net of tax	(46,864)	(19,165)	(97,283)	(19,165)
Foreign exchange revaluation (gains) losses on and other income and expense items related to Life Funds Withheld Assets	14,597	19	12,212	19
Loss on sale of life reinsurance subsidiary, net of tax	—	621,323	—	621,323
Net income (loss) attributable to ordinary shareholders excluding Contribution from Life Retrocession Arrangements (Note 2)	$597,982	$348,610	$762,537	$604,327
Net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax	(669)	(77,149)	(5,187)	(96,038)
Net realized and unrealized (gains) losses on derivatives, net of tax	(48,667)	(11,596)	(65,188)	(13,406)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates, net of tax	595	1,222	1,253	(2,736)
Exchange (gains) losses, net of tax	624	18,490	25,362	26,079
Expenses related to Catlin acquisition	36,339	—	61,803	—
Gain on sale of operating affiliate	(340,407)	—	(340,407)	—
Operating net income (loss) (Note 3)	$245,797	$279,577	$440,173	$518,226
Per ordinary share results: (Note 4)
Net income (loss) attributable to ordinary shareholders	$3.11	$(1.03)	$3.43	$(0.09)
Operating net income (loss) (Note 3)	$0.84	$1.02	$1.59	$1.86
Weighted average ordinary shares outstanding:
Basic	289,419,914	270,923,986	272,664,906	273,615,535
Diluted - Net income	293,983,082	270,923,986	277,473,300	273,615,535
Diluted - Operating net income	293,983,082	275,199,604	277,473,300	277,917,607
Return on ordinary shareholders' equity:
Closing ordinary shareholders' equity (Note 5)	12,247,298	10,034,289	12,247,298	10,034,289
Closing unrealized (gain) loss on investments, net of tax (Note 6)	$(1,104,350)	$(1,216,920)	$(1,104,350)	$(1,216,920)
Average ordinary shareholders' equity excluding average unrealized gains (losses) on investments, net of tax (Note 4)	$9,844,700	$9,057,642	$9,831,316	$9,040,880
Average ordinary shareholders' equity (Note 5)	$11,245,678	$10,139,626	$11,140,525	$10,015,961
Operating net income (loss) (Note 3)	$245,797	$279,577	$440,173	$518,226
Annualized operating net income (loss) (Note 3)	$983,188	$1,118,308	$880,346	$1,036,452
Annualized operating return on average ordinary shareholders' equity (Notes 3 and 5)	8.7%	11.0%	7.9%	10.3%
Annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments (Notes 3 and 5)	10.0%	12.3%	9.0%	11.5%

Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these Life Retrocession Arrangements are grouped within "Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets" in the reconciliation above.

Note 3: Defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, net of tax, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, net of tax, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for XL's insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, net of tax, (8) our expenses related to the Catlin acquisition, net of tax, and (9) our gain on sale of our interest in our operating affiliate, ARX, and (10) our loss on sale of life reinsurance subsidiary, XLLR, net of tax. In addition to presenting net income (loss), we believe that showing "operating net income (loss)", "annualized operating return on average ordinary shareholders' equity" and "annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments" enables investors and other users of our financial information to analyze our performance in a manner similar to how we analyze our performance. In this regard, we believe that providing only a GAAP presentation of net income (loss) would make it more difficult for users of our financial information to evaluate our underlying business. We also believe that equity analysts and certain rating agencies that follow us (and the insurance industry as a whole) exclude these items from their analyses for the same reasons, and they request that we provide this non-GAAP financial information on a regular basis. A reconciliation of our net income (loss) attributable to ordinary shareholders to operating net income (loss) is provided above.

Note 4: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 5: Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.
Note 6: Unrealized (gain) loss on investments, net of tax is the cumulative impact of mark to market fluctuations on our investment portfolio that have not been realized through sales.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net investment income - Life Funds Withheld Assets, net of tax, (2) net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax,(3) net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) net realized and unrealized (gains) losses on derivatives, net of tax, (5) net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) share of items (2) and (4) for XL's insurance company affiliates for the periods presented, (7) foreign exchange (gains) losses, net of tax, (8) expenses related to the Catlin acquisition, net of tax, (9) gain on the sale of our interest in our operating affiliate, ARX, and (10) the loss on the sale of life reinsurance subsidiary, XLLR, net of tax; (ii) annualized return on average ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding average unrealized gains and losses on investments; (iv) annualized net income (loss) attributable to ordinary shareholders excluding the Contribution from the Life Retrocession Arrangements and (v) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date), fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end), and fully diluted tangible book value per ordinary share (calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders’ equity). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release on page 9.

Although the investment of premiums to generate income (or loss) and realize capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the operational sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives, net of tax, include all derivatives entered into by XL other than certain credit derivatives and the life retrocession embedded derivative. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

Net investment income - Life Funds Withheld Assets, net of tax, and net realized (gains) losses on the life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, have been excluded because, as a result of the Life Retrocession Arrangement, XL no longer shares in the risks and rewards of the underlying performance of the Life

Funds Withheld Assets that support these retrocession arrangements.  The returns on the Life Funds Withheld Assets are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.  Therefore, net investment income from the Life Funds Withheld Assets and changes in the fair value of the embedded derivative associated with these life retrocession arrangements are not relevant to XL’s underlying business performance. In addition, the loss on the sale of life reinsurance subsidiary, net of tax, has been excluded due to the one-time, non-operating nature of this loss.

Foreign exchange (gains) losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) would make it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized operating net income for any period other than a fiscal year when actual operating income is used by the average of the opening and closing ordinary shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE excluding net unrealized gains and losses on investments is an additional measure of a company's profitability that eliminates the impacts of mark to market fluctuations on a company's investment portfolio that have not been realized through sales, which XL believes provides a more consistent measure of company performance.